Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-265185) on Form S-8 and the registration statement (No. 333-268030) on Form S-3 of our report dated February 21, 2023, with respect to the consolidated financial statements and financial statement Schedule II of Lennox International Inc. and the effectiveness of internal control over financial reporting.
(signed) KPMG LLP
Dallas, Texas
February 21, 2023